Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-06

and 333-205883

*Full Pxing*

$1BN+ Honda Auto Receivables 2017-2 Owner Trust (HAROT 2017-2)

Jt Leads:	Citi (str.), MUFG, Wells Fargo
Comanagers:	JPM, RBC, TD, US Bancorp

Anticipated Capital Structure:

Class	Note	Offered	M/S**	WAL^	L.Fin	Bench	Sprd	YLD	CPN	PX
	Amt($mm)	Amt($mm)*
A-1	231.070	--	P-1/A-1+	0.20	07/16/18	*Not Offered*
A-2	485.000	460.750	Aaa/AAA	0.88	10/15/19	EDSF	+7	1.474%	1.46	99.99170
A-3	469.000	445.550	Aaa/AAA	2.17	08/16/21	iSwps	+12	1.690%	1.68	99.99135
A-4	98.640	93.708	Aaa/AAA	3.22	09/15/23	iSwps	+20	1.880%	1.87	99.99167

*Offered Notes (95% of A-2 through A-4 notes)

**Expected Ratings

^WAL to 10% Call, 1.3% ABS

TICKER	:	HAROT 2017-2
EXPECTED RATING	:	M/S	ERISA ELIGIBLE	:	Yes
EXPECTED SETTLE	:	06/27/17	REGISTRATION	:	Public
FIRST PAY DATE	:	07/17/17
MIN DEMOM	:	$1k x $1k	BILL & DELIVER	:	Citi

CUSIPS:

A2: 43811B AB0

A3: 43811B AC8

A4: 43811B AD6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at https://www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.